P & F INDUSTRIES, INC. AND SUBSIDIARIES

                                  EXHIBIT 11

             SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE

                         YEAR ENDED DECEMBER 31, 1996
             ====================================================

                                                              FULLY
                                               PRIMARY       DILUTED
                                               -------       -------

Net income                                   $1 953 287    $1 953 287

Dividends on preferred stock                   (263 345)     (263 345)
                                             ----------    ----------

                                              1 689 942     1 689 942
Addback to net income of decrease in
  interest expense resulting from assumed
  use of proceeds from exercise of options
  to reduce outstanding debt                        450            --
                                             ----------    ----------

Net income for earnings per
  common share                               $1 690 392    $1 689 942
                                             ==========    ==========


Weighted average number of common
  shares outstanding during the year          2 928 867     2 928 867

Common share equivalents - shares
  issuable upon exercise of stock
  options                                       311 552       405 338
                                              ---------     ---------
Weighted average number of common
  shares and common share equivalents
  used in calculation of earnings
  per common share                            3 240 419     3 334 205
                                              =========     =========

Earnings per common share                         $ .52         $ .51
                                                  =====         =====


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